UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2016

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware		19890-1615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Motors Liquidation Company GUC Trust (the “GUC Trust”) previously announced that a distribution of excess distributable assets of the GUC Trust (the “Excess Distribution”) would be made on or about November 14, 2016 (the “Payment Date”), to the holders of record of units of beneficial interest in the GUC Trust (the “GUC Trust Units”) as of November 7, 2016 (the “Record Date”). Pursuant to that announcement, the GUC Trust intends to make payment of the Excess Distribution to The Depository Trust Company (“DTC”) on the Payment Date. The subsequent settlement and allocation process for the Excess Distribution to beneficial owners of the GUC Trust Units will occur in accordance with the rules and procedures of the Financial Industry Regulatory Authority (“FINRA”) and of DTC and its direct and indirect participants.

As announced by FINRA on October 27, 2016, pursuant to FINRA Rule 11140, the ex-dividend date for the Excess Distribution will be November 15, 2016 (the “Ex Date”). As noted in FINRA’s Notice to Members 00-54, Ex-Dividend Dates (August 2000), an ex-dividend date is the date on or after which a security is traded without the entitlement to a specific dividend or distribution. On October 27, 2016, FINRA also announced that the due bill redeemable date will be November 17, 2016.

Beneficial holders of interests in the GUC Trust Units may contact their brokers with any questions concerning the applicable timeframes contained in the October 27, 2016 FINRA announcement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2016

MOTORS LIQUIDATION COMPANY GUC TRUST

By:	Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company